Filed Pursuant to Rule 424(b)(2)
Registration No. 333-202692

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, without par value	60,490,000	$1,599,960,500	$161,116

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Includes 7,890,000 shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock.

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 27, 2016)

52,600,000 Shares

Great Plains Energy Incorporated

Common Stock

We are offering 52,600,000 shares of our common stock, without par value. The shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “GXP.” The last reported sale price on the NYSE of our common stock on September 27, 2016 was $27.16 per share.

Concurrently with this offering of our common stock, we are offering by means of a separate prospectus supplement 15,000,000 depositary shares, each representing a 1/20th ownership interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock, without par value (or 17,250,000 depositary shares if the underwriters of that offering exercise in full their option to purchase additional depositary shares) (the “concurrent offering”). This offering of our common stock and the concurrent offering are not contingent on one another. In addition, neither offering is or will be contingent on the consummation of the Merger (as defined herein), which, if completed, will occur subsequent to the closings of the offerings. See “Prospectus Supplement Summary —Recent Developments — Pending Westar Merger” and “Concurrent Offering of Depositary Shares” in this prospectus supplement.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-17 in this prospectus supplement and beginning on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$26.4500	$1,391,270,000
Underwriting discount	$0.7935	$41,738,100
Proceeds, before expenses, to Great Plains Energy Incorporated	$25.6565	$1,349,531,900

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 7,890,000 additional shares of our common stock at the public offering price, less the underwriting discount. See “Underwriting.”

The underwriters expect to deliver the shares of common stock against payment therefor on or about October 3, 2016.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch	J.P. Morgan

Senior Co-Managers

Barclays	MUFG	Wells Fargo Securities

Co-Managers

BNP PARIBAS	Mizuho Securities	SunTrust Robinson Humphrey	BTIG	BNY Mellon Capital Markets, LLC	KeyBanc Capital Markets

Prospectus Supplement dated September 27, 2016

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering. The second part is the accompanying prospectus dated September 27, 2016, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of the securities we may offer under the registration statement of which this prospectus supplement and the accompanying prospectus form a part and gives more general information, some of which may not apply to this offering of common stock.

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission (the “SEC”) contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information.”

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus supplement or the accompanying prospectus or when we otherwise refer to ourselves herein or therein, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc., a Kansas corporation (“Westar”), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus supplement and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus supplement. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•

effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•

financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•

the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•

disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information, with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus supplement and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus supplement will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L (as defined herein). We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus supplement the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the SEC), until the offering of the securities described in this prospectus supplement is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 5, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 4, 2016; and

•

Our Current Reports on Form 8-K dated February 10, 2016 and filed with the SEC on February 16, 2016; May 3, 2016 and filed with the SEC on May 9, 2016; May 29, 2016 and filed with the SEC on May 31, 2016; May 31, 2016 and filed with the SEC on May 31, 2016; June 6, 2016 and filed with the SEC on June 8, 2016; June 13, 2016 and filed with the SEC on June 16, 2016; June 24, 2016 and filed with the SEC on June 24, 2016; July 1, 2016 and filed with the SEC on July 5, 2016; August 25, 2016 and filed with the SEC on August 25, 2016 (but only with respect to Item 8.01); September 9, 2016 and filed with the SEC on September 13, 2016; September 13, 2016 and filed with the SEC on September 19, 2016; September 21, 2016 and filed with the SEC on September 21, 2016; September 26, 2016 and filed with the SEC on September 26, 2016; and September 27, 2016 and filed with the SEC on September 27, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein except to the extent specifically so indicated. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

Our Company

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly owned direct subsidiaries with significant operations or active subsidiaries are as follows:

•

Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly owned subsidiary, Kansas City Power & Light Receivables Company.

•

KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

Recent Developments

Pending Westar Merger

On May 29, 2016, we and Westar entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among us, Westar and, from and after its accession thereto, GP Star, Inc., our wholly owned subsidiary and a Kansas corporation (“Merger Sub”). Pursuant to the Merger Agreement, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Westar (the “Merger”), with Westar continuing as the surviving corporation in the Merger (the “Surviving Corporation”) and our wholly owned subsidiary.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, $5.00 par value, of Westar (the “Westar common stock”) issued and outstanding immediately prior to that time (other than shares owned by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar, us or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be converted automatically into the right to receive:

•	$51.00 in cash, without interest (the “Cash Consideration”); and

•

a number, rounded to the nearest 1/10,000 of a share, of validly issued, fully paid and nonassessable shares of our common stock equal to the Exchange Ratio (as described below) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

The Exchange Ratio is calculated as follows: if the volume-weighted average share price of our common stock on the NYSE for the 20-consecutive full trading days ending on (and including) the third trading day immediately prior to the closing date of the Merger is:

•	greater than $33.2283, the Exchange Ratio will be 0.2709;

•

greater than or equal to $28.5918 but less than or equal to $33.2283, the Exchange Ratio will be an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the above volume-weighted average share price of our common stock; or

•	less than $28.5918, the Exchange Ratio will be 0.3148.

Immediately prior to the effective time of the Merger, each outstanding and unvested Westar restricted share unit, performance unit and any other contractual right to receive Westar common stock will be canceled and converted into the right to receive an amount in cash equal to the Cash Consideration, plus the amount in cash, without interest, equal to the Great Plains Energy average stock price multiplied by the Exchange Ratio for the Merger, plus dividend equivalents associated with such unit or right, subject to any withholding taxes.

The Merger Agreement also provides that upon consummation of the Merger, one director serving on the Westar board of directors immediately prior to the effective time of the Merger, to be selected by us in consultation with Westar, will be elected or appointed to our board of directors.

At a special meeting of Westar’s shareholders held on September 26, 2016, the proposal to approve the Merger was approved by holders of a majority of the shares of Westar common stock outstanding and entitled to vote on the proposal.

At a special meeting of our shareholders held on September 26, 2016, the following proposals were approved by our shareholders:

•	the issuance of shares of our common stock to the Westar shareholders in the Merger as contemplated by the Merger Agreement; and

•	an amendment to our articles of incorporation to increase the amount of our authorized capital stock.

The completion of the Merger remains subject to various customary conditions, including, among others:

•	clearance under the Hart-Scott-Rodino Antitrust Improvements Act;

•

receipt of all required regulatory approvals from, among others, the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission, the Kansas Corporation Commission and the Federal Communications Commission (provided that such approvals do not result in a material adverse effect on us and our subsidiaries, after giving effect to the Merger);

•	approval of the listing of our shares to be issued to the Westar shareholders in the Merger on the NYSE;

•	the absence of any material adverse effect with respect to Westar and its subsidiaries;

•	the absence of laws or judgments, whether preliminary, temporary or permanent, which may prevent, make illegal or prohibit the completion of the Merger; and

•

subject to certain materiality exceptions, the accuracy of the representations and warranties made by Westar and us, respectively, and compliance by Westar of its and by us of our respective obligations under the Merger Agreement.

In addition, on June 1, 2016, the staff of the Missouri Public Service Commission (the “MPSC”) filed a motion requesting that the MPSC open an investigation to determine whether the Merger is likely to be detrimental to the public interest and the interests of Missouri ratepayers, and on June 8, 2016, the MPSC issued an order granting the staff’s motion to open an investigation. On July 25, 2016, the staff of the MPSC filed its investigation report and recommended that the MPSC exercise its jurisdiction over us and order us to seek MPSC approval prior to acquiring Westar. On August 3, 2016, the MPSC issued its order closing the investigation. Under MPSC rules, interested third parties (“Interested Third Parties”), such as the staff of the MPSC and the Office of the Public Counsel (which is an office of Missouri government independent of the MPSC and represents the public in general), are permitted to file a complaint with the MPSC requesting that the MPSC assert jurisdiction to approve or disapprove the Merger. If such a complaint is asserted by an Interested Third

Party and it is determined that the MPSC has jurisdiction over the Merger, approval of the MPSC also will be required in order to consummate the Merger. The MPSC could seek to block or challenge the Merger or could impose certain requirements or conditions it deems necessary or desirable in the public interest as a condition to approving the Merger. The Merger Agreement may require that we accept any such conditions even though they could adversely impact the combined company.

As a result, we have been involved in negotiations with certain Interested Third Parties regarding several matters relating to the Merger. Negotiations are fluid and on-going, and we are currently unable to predict the ultimate result of the negotiations. Possible outcomes of these negotiations include, among other possibilities, (i) a joint filing with the MPSC among us and several or all of the Interested Third Parties that resolves some or all outstanding issues (which could be subject to response from other parties and would be subject to MPSC approval), (ii) a filing by us with the MPSC intended to resolve some or all outstanding issues (which could be subject to response from other parties and would be subject to MPSC approval), (iii) continued negotiations among us and certain Interested Third Parties or (iv) the filing of a complaint filed by an Interested Third Party requesting the MPSC to assert jurisdiction over the Merger. We are unable to predict the outcome of these negotiations and can provide no assurance that any approval by the MPSC, if required, would be obtained or that any restrictions or conditions imposed by the MPSC in connection with such approval, or that we may otherwise agree to in a settlement or other resolution, would not have a material adverse effect on the combined company following the Merger. In addition, we can provide no assurance that these restrictions or conditions will not result in the abandonment or delay of the Merger. The occurrence of any of these events individually or in combination could have a material adverse effect on our results of operations and the trading price of our common stock.

On June 23, 2016, the Antitrust Division of the Department of Justice (the “DOJ”) sent a letter to us and Westar informing the parties that it had opened an investigation into the Merger and requesting that the parties provide on a voluntary basis certain documents and information. Such a review is not unusual for a merger of the size and nature as the Merger. We and Westar are cooperating with the DOJ in its investigation. On September 26, 2016 we and Westar filed our respective Pre-Merger Notification and Report forms with the Federal Trade Commission and the DOJ under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”). Based upon an examination of information available relating to the businesses in which the companies are engaged, we believe the Merger will receive the necessary clearance under the HSR Act; however, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such challenge is made, the result of such challenge.

The Merger Agreement contains (a) customary representations and warranties of Westar and us, (b) covenants of Westar to conduct its businesses in the ordinary course and not to take certain actions prior to the closing of the Merger without the approval of us and (c) covenants of Westar and us with respect to, among other things, cooperation on seeking necessary regulatory approvals and access to information. We have agreed to use our reasonable best efforts to (i) obtain the financing contemplated by the Commitment Letter (as defined below), as described in further detail below under “— Bridge Facility Commitment Letter” and (ii) obtain regulatory approvals necessary to consummate the Merger, provided that we are not obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on us and our subsidiaries, including Westar and its subsidiaries, after giving effect to the Merger.

We and Westar have also agreed not to (a) solicit proposals relating to alternative business combination transactions or (b) subject to certain exceptions, enter into discussions, or enter into any agreement, concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions. Prior to obtaining the approval of its shareholders, Westar had the right to terminate the Merger Agreement to enter into a definitive acquisition agreement providing for a superior proposal that did not result from a material breach of the Merger Agreement, subject to complying with notice and other specified conditions, including providing us with the opportunity to propose revisions to the terms of the transaction contemplated by the Merger Agreement and the payment of the termination fee by Westar prior to or concurrently with such termination.

The Merger Agreement also contains certain termination rights of Westar and us, including the right of either party to terminate the Merger Agreement if the Merger is not consummated by May 31, 2017, subject to extension in certain cases to November 30, 2017 (the “End Date”). Either party may also terminate the Merger Agreement if an order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and nonappealable. In addition, Westar may terminate the Merger Agreement if all of the conditions to closing of the Merger have been satisfied or waived and we do not consummate the closing of the Merger on the day the closing should have been consummated and fails to consummate the closing within five business days of receipt of notice from Westar requesting such consummation.

The Merger Agreement provides that in connection with the termination of the Merger Agreement under specified circumstances relating to a failure to obtain regulatory approvals prior to the End Date, a final and nonappealable order enjoining the consummation of the Merger in connection with regulatory approvals or failure by us to consummate the Merger once all of the conditions have been satisfied, we may be required to pay Westar a termination fee of $380 million. In addition, in the event that the Merger Agreement is terminated by (a) either party because the closing has not occurred by the End Date or (b) Westar, as a result of our uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for us is publicly disclosed or made to us, if we enter into an agreement or consummate a transaction with respect to an acquisition proposal within twelve months following such termination, then we may be required to pay Westar a termination fee of $180 million. Similarly, in the event that the Merger Agreement is terminated by (x) either party because the closing has not occurred by the End Date or (y) us, as a result of Westar’s uncured breach of the Merger Agreement, and prior to such termination, an acquisition proposal for Westar is publicly disclosed or made to Westar, if Westar enters into an agreement or consummates a transaction with respect to an acquisition proposal within twelve months following such termination, then Westar may be required to pay us a termination fee of $280 million.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Bridge Facility Commitment Letter

On May 29, 2016, and in connection with the Merger Agreement, we entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“GS Bank”) and Goldman Sachs Lending Partners LLC (“GS Lending Partners”), which are affiliates of Goldman, Sachs & Co. The Commitment Letter provides that, subject to the conditions set forth therein, GS Bank and GS Lending Partners will commit to provide a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”), consisting of (i) the $7.517 billion senior unsecured term loan to fund the Cash Consideration in the Merger and (ii) a conditional $500 million senior unsecured term loan for working capital purposes. The Bridge Facility bears interest at LIBOR plus a margin ranging from 1.125% to 2.25%, depending on our credit rating, subject to an increase of 0.25% for each 90 days that elapse after the closing of the Merger. Under the Commitment Letter, GS Bank will act as sole bookrunner and sole lead arranger for the Bridge Facility and will perform the duties customarily associated with such roles. On June 13, 2016, we entered into a Third Amendment to our Credit Agreement, dated as of August 9, 2010, and when the amendment became effective, the commitment for the conditional $500 million senior unsecured term loan for working capital purposes under the Bridge Facility automatically terminated. It is anticipated that some or all of the Bridge Facility will be replaced or repaid by us through one or a combination of the following: issuance of debt securities, preferred stock (including our Series A Preferred (as defined herein) and the concurrent offering), common equity (including the common stock offered hereby and the offering of shares of our common stock that may be issued from time to time under an at-the-market equity distribution program) or other securities.

The commitment to provide the Bridge Facility is subject to certain conditions, including:

•	the consummation of the Merger pursuant to the Merger Agreement;

•	the absence of a material adverse effect with respect to Westar and its subsidiaries, taken as a whole;

•	the accuracy of certain representations and warranties;

•	the absence of certain defaults with respect to indebtedness of Great Plain Energy and its subsidiaries;

•	the delivery of certain financial information pertaining to each of us and Westar;

•	the absence of conflicts with any applicable law or order in any material respect; and

•	the receipt of customary closing documents. We will pay certain customary fees and expenses in connection with obtaining the Bridge Facility.

The foregoing summary of the Commitment Letter and the transactions contemplated thereby is not complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, which was filed as Exhibit 10.1 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Preferred Stock Purchase Agreement

On May 29, 2016, we entered into a Stock Purchase Agreement (the “SPA”) with OCM Credit Portfolio LP, a limited partnership organized under the laws of Ontario (the “Investor”), pursuant to which we will, subject to the terms and conditions of the SPA, sell and issue to the Investor in a private placement 750,000 shares of our preference stock designated as “7.25% Mandatory Convertible Preferred Stock, Series A” (our “Series A Preferred”), without par value, for an aggregate purchase price equal to $750,000,000, which is $1,000 per share of Series A Preferred to be issued at the closing of the transaction contemplated by the SPA. It is expected that the Series A Preferred will be issued upon the consummation of the Merger.

Each share of our Series A Preferred is mandatorily convertible into our common stock three years after issuance at a price equal to the average volume-weighted average price (“VWAP”) of our common stock over 20-consecutive trading days commencing on the 22nd trading day prior to the date of conversion, subject to a minimum of 29.0855 shares of our common stock (the “Minimum Conversion Rate”) if the value is equal to or greater than $34.38 and a maximum of 34.9026 shares of our common stock (the “Maximum Conversion Rate”) if the value is less than or equal to $28.65, in each case, subject to adjustment pursuant to the terms of our Series A Preferred. The Investor can voluntarily convert its Series A Preferred into our common stock at any time at the Minimum Conversion Rate, subject to obtaining all necessary governmental approvals. The Investor can also convert its Series A Preferred upon certain fundamental changes, including certain mergers and acquisitions involving us at the “Fundamental Change Conversion Rate” and will also receive a “Fundamental Change Dividend Make-whole Amount” based upon the consideration paid as part of, and timing of, the fundamental change.

The Series A Preferred is entitled to a 7.25% quarterly dividend, payable in cash, our common stock or a combination thereof, in our discretion, and if paid in our common stock, our common stock will be valued at 90% of the average VWAP per share of our common stock for the five trading days of the dividend reference period. The Series A Preferred has a liquidation preference of $1,000 per share.

The SPA includes customary representations, warranties and covenants by the parties thereto. The transaction contemplated by the SPA is subject to various closing conditions, including the following:

•	approval of our shareholders to increase the number of authorized shares of our common stock required for conversion of our Series A Preferred;

•	no material adverse change having occurred with respect to us and our subsidiaries, including Westar and its subsidiaries;

•	the consummation of the Merger pursuant to the Merger Agreement;

•	accuracy of representations and warranties (with appropriate materiality qualifiers);

•	rendering of applicable legal opinion;

•	absence of any law or governmental order that enjoins, prohibits or materially alters the terms of the transactions contemplated by the SPA; and

•	no material amendments to the Merger Agreement or the Commitment Letter.

In the event that we agree prior to the closing of the transaction contemplated by the SPA to issue in any private placement any shares of our preference stock on terms that are more favorable in the aggregate than our Series A Preferred, we have agreed to offer the same terms to the Investor.

In addition, we have agreed to enter into an Investor Rights Agreement, in the form attached to the SPA (the “Investor Rights Agreement”), with the Investor at the closing of the transaction contemplated by the SPA. Under the Investor Rights Agreement, we are obligated to file a shelf registration statement pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time of our Series A Preferred, our common stock issued or issuable upon conversion of our Series A Preferred and any other equity securities or equity interests in any of our successors issued in respect of our Series A Preferred by reason of or in connection with any stock dividend, stock split, combination, reorganization, recapitalization, conversion to another type of entity, merger or similar event involving a change in our capital structure or any of our successors. The Investor will be entitled to certain customary demand registration rights and piggyback registration rights under the Securities Act. Additionally, the Investor will be entitled to name two directors to our board of directors if dividends payable with respect to our Series A Preferred are in arrears for two quarters and one observer on our board of directors if our credit rating is downgraded to below investment grade, so long as the Investor holds 50% of its original investment and subject to all necessary governmental approvals being obtained.

The foregoing summary of the SPA, including the description of the Investor Rights Agreement, and the transactions contemplated thereby, is not complete and is subject to, and qualified in its entirety by, the full text of the SPA (including the forms of the Investor Rights Agreement and the Certificate of Designations establishing our Series A Preferred), which was filed as Exhibit 10.2 to our Current Report on Form 8-K dated May 29, 2016 and filed with the SEC on May 31, 2016, which is incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement.

Sources and Uses

The estimated sources and uses of the funds for the Merger, assuming the Merger had closed on June 30, 2016, are shown in the table below. Actual amounts will vary from estimated amounts depending on several factors, including:

•	the amount of net proceeds that we receive from this offering of our common stock;

•	the amount of net proceeds that we receive from the concurrent offering;

•	the amount of net proceeds that we receive from the private placement of our Series A Preferred;

•	the Exchange Ratio used to determine the number of shares of our common stock to be issued as the Stock Consideration;

•

the amount of net proceeds, if any, that we receive from other proposed offerings of equity and debt securities to finance the Merger (which also depends on the net proceeds from this offering of our common stock and the concurrent offering); and

•	changes in our debt balances and net working capital from June 30, 2016 to the closing of the Merger.

There can be no assurance that the Merger will be consummated under the terms contemplated or at all.

(in millions)
Sources		Uses
Assumption of Long-term Debt at Westar	$3,650.7	Purchase of Westar Stock	$8,447.9
Proposed Long-term Debt(1)	4,415.0	Assumption of Long-term Debt at Westar	3,650.7
Common Stock Offered Hereby and Depositary Shares Offering(2)	2,141.3
Series A Preferred(3)	750.0	Fees and Expenses(6)	288.8
Stock Consideration(4)	1,221.7
Other Equity Securities(5)	208.7

Total Sources	$12,387.4	Total Uses	$12,387.4

(1)	Represents estimated gross proceeds of one or more proposed offerings of our debt securities in aggregate principal amount of $4.4 billion, without deduction for underwriting discounts or commissions and other fees and expenses.
(2)	Represents the gross proceeds of this offering of our common stock and the concurrent offering, without deduction for the respective underwriting discounts and other fees and expenses and excluding any proceeds of the underwriters’ exercise of their respective options to purchase additional shares of our common stock and depositary shares. See “Concurrent Offering of Depositary Shares” for information about the concurrent offering.
(3)	Represents estimated gross proceeds of the issuance of our Series A Preferred to the Investor, without deduction for discounts and other fees and expenses. See “—Preferred Stock Purchase Agreement” above.
(4)	Represents a number of shares of our common stock based on the Exchange Ratio. See “—Pending Westar Merger” above.
(5)	Represents estimated gross proceeds of one or more proposed offerings of our other equity securities, without deduction for discounts and commissions and other fees and expenses.
(6)	Represents estimated fees and expenses, including underwriting discounts, commitment fees, legal, accounting and other fees and expenses associated with the completion of the Merger and the financing transactions.

GMO Missouri 2016 Rate Case Proceeding

As more fully discussed in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, GMO filed an application in February 2016 with the MPSC requesting an increase to its retail revenues for recovery of increased transmission and property tax expenses as well as costs for infrastructure and system improvements. On September 20, 2016, GMO, MPSC staff and other parties to the case filed a Non-Unanimous Stipulation and Agreement to settle the case. The settlement agreement provides for a $3.0 million increase to retail revenues. The settlement agreement is pending MPSC approval. New rates are expected to be effective in December 2016.

The Offering

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “us,” “we” and “our” refer to Great Plains Energy Incorporated and not to any of our subsidiaries.

Issuer	Great Plains Energy Incorporated, a Missouri corporation

Common Stock Offered	52,600,000 shares

Option to Purchase Additional Shares	We have granted the underwriters a 30-day option to purchase up to 7,890,000 of additional shares of our common stock at the public offering price, less the underwriting discount.

Approximate Number of Shares of Common Stock Outstanding Immediately After the Offering	207,395,018 shares(1)

Concurrent Offering of Depositary Shares	Concurrently with this offering of our common stock, we are offering, by means of a separate prospectus supplement, 15,000,000 depositary shares (the “depositary shares”), each representing a 1/20th ownership interest in a share of our 7.00% Series B Mandatory Convertible Preferred Stock (the “Series B Preferred”) (or 17,250,000 depositary shares if the underwriters of that offering exercise in full their option to purchase additional depositary shares). This offering of our common stock and the concurrent offering are not contingent on one another. In addition, neither offering is or will be contingent on the consummation of the Merger. See “Concurrent Offering of Depositary Shares” in this prospectus supplement.

Listing	NYSE

Symbol	GXP

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated expenses of the offering, are expected to be approximately $1.35 billion (or approximately $1.55 billion if the underwriters exercise in full their option to purchase additional shares of our common stock). In addition, we expect to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $727 million from the concurrent offering (or approximately $836 million if the underwriters of that offering exercise in full their option to purchase additional depositary shares).

We intend to use the net proceeds from both of these offerings to finance a portion of the Cash Consideration for the Merger. See

“— Recent Developments — Pending Westar Merger.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our Federal Energy Regulatory Commission (“FERC”) approved money pool and invest in short-term marketable securities. See “Use of Proceeds.”

Neither this offering nor the concurrent offering is conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated, we intend to use the net proceeds of this offering and the net proceeds of the concurrent offering, net of certain fees and expenses and net of the aggregate redemption amount paid in cash if we choose to exercise our acquisition termination option to redeem all of the mandatory convertible preferred stock issued in the concurrent offering, pay fees due under the Merger Agreement, if any, and for general corporate purposes, which may include debt repayment or capital expenditures.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	The number of shares of our common stock outstanding after this offering is based on our shares outstanding as of September 26, 2016 and assumes that the underwriters’ option to purchase additional shares is not exercised. If the underwriters exercise in full their option to purchase additional shares, we will issue and sell an additional 7,890,000 shares. See “Underwriting” herein. The number of shares of our common stock to be outstanding after this offering excludes (i) 1,377,305 shares issuable upon the conversion of deferred share units and the settlement of performance share awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals as of September 26, 2016), (ii) up to 26,176,950 shares initially issuable upon conversion of our Series A Preferred and (iii) up to 28,356,000 shares issuable upon conversion of the Series B Preferred represented by the depositary shares to be issued and sold in the concurrent offering (or up to 32,609,400 shares issuable upon conversion of the Series B Preferred if the underwriters of the concurrent depositary shares offering exercise in full their option to purchase additional depositary shares), in each case, subject to anti-dilution, make-whole and other adjustments. See “— Recent Developments — Pending Westar Merger” and “Concurrent Offering of Depositary Shares.”

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares of our common stock is not exercised in this offering and the underwriters in the concurrent offering do not exercise their option to purchase additional depositary shares in the concurrent offering.

Summary Historical and Pro Forma Financial Information

Summary Historical Financial Information

The following summary historical financial information for the years ended December 31, 2013 through December 31, 2015 have been derived from our audited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information for the six months ended June 30, 2016 and June 30, 2015 have been derived from our unaudited consolidated financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth below is qualified in its entirety by reference to, and therefore, should be read together with, the relevant management’s discussion and analysis of financial condition and results of operations, financial statements and related notes and our other financial information incorporated by reference herein.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in millions, except per share data)
Income Statement Data:
Operating revenues	$1,242.9	$1,158.1	$2,502.2	$2,568.2	$2,446.3
Operating expenses	970.7	968.1	1,972.1	2,033.7	1,877.1

Operating income	$272.2	$190.0	$530.1	$534.5	$569.2

Income before income tax expense and income (loss) from equity investments	$85.8	$93.6	$334.5	$358.5	$379.6
Income (loss) from equity investments, net of income taxes	1.4	0.7	1.2	—	(0.2)

Net income	$58.4	$63.3	$213.0	$242.8	$250.2

Per Share Data:
Average number of basic common shares outstanding	154.5	154.1	154.2	153.9	153.5
Average number of diluted common shares outstanding	154.9	154.5	154.8	154.1	153.7
Basic and diluted earnings per common share	$0.37	$0.40	$1.37	$1.57	$1.62

Cash Flow Data:
Cash flows from operating activities	$296.6	$216.7	$753.1	$698.2	$776.8
Cash flows from investing activities	(342.0)	(396.6)	(734.4)	(779.8)	(705.8)
Cash flows from financing activities	41.3	179.1	(20.4)	84.0	(69.7)

Other Financial Data:
Depreciation and amortization	$170.5	$163.3	$330.4	$306.0	$289.7
Amortization of:
Nuclear fuel	16.7	10.0	26.8	26.1	22.8
Other	27.9	23.6	47.7	46.1	57.5
Utility capital expenditures	302.4	366.8	677.1	773.7	669.0

Summary Unaudited Pro Forma Financial Information

The following summary pro forma condensed combined financial information gives effect to the Merger, Great Plains Energy’s expected equity and debt issuances to finance a portion of the Cash Consideration for the Merger (collectively referred to in this section as the “transactions”). The summary pro forma income statement data for the six months ended June 30, 2016 and for the year ended December 31, 2015 give effect to the transactions as if they occurred on January 1, 2015. The summary pro forma balance sheet data as of June 30, 2016 gives effect to the transactions as if they occurred on June 30, 2016. Great Plains Energy has obtained committed financing in the form of the Bridge Facility. However, Great Plains Energy has prepared its pro forma financial statements assuming the Cash Consideration for the Merger will be financed through its expected issuances of equity and debt based on applicable market conditions, and as a result, these pro forma financial statements assume that Great Plains Energy will not borrow any amounts under the Bridge Facility. Any borrowings under the Bridge Facility would be classified as short-term debt in current liabilities.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) with respect to the statements of income, expected to have a continuing impact on the combined results of Great Plains Energy and Westar. As such, the impact from Merger-related expenses is not included in the accompanying pro forma statements of income. However, the impact of these expenses is reflected in the pro forma balance sheet as an increase to other current liabilities.

Assumptions and estimates underlying the pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial statements incorporated by reference in this prospectus supplement, which should be read in connection with the summary unaudited pro forma financial information set forth below. Because the unaudited pro forma condensed combined financial statements have been prepared in advance of the completion of the Merger, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of the closing of the Merger.

The summary unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the Merger taken place on January 1, 2015, for statements of income purposes, and on June 30, 2016, for balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed under “Risk Factors” beginning on page S-15 of this prospectus supplement and the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived this summary unaudited pro forma condensed combined financial information from the unaudited pro forma condensed combined financial information and related notes contained in our Current Report on Form 8-K filed with the SEC on September 27, 2016, which is incorporated by reference in this prospectus supplement.

	Six Months Ended June 30, 2016	Year Ended December 31, 2015
	(in millions, except per share data)
Pro Forma Condensed Combined Statement of Income Data:
Operating revenues	$2,432	$4,958
Income from continuing operations	$230	$432
Net income	$230	$432
Earnings available for common shareholders	$165	$306
Basic earnings per share of common stock	$0.67	$1.24
Diluted earnings per share of common stock	$0.67	$1.24

As of June 30, 2016
(in millions)
Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$72
Total assets	$27,232
Long-term debt(1)	$12,266
Total liabilities	$19,412
Total shareholders’ equity	$7,801
Noncontrolling interests	$20
Total equity	$7,820

(1)	Includes current portions of long-term debt and long-term debt of variable interest entities.

RISK FACTORS

An investment in our common stock is subject to various risks. These risks should be considered carefully with the information provided elsewhere and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. In addition to the risk factors set forth below, please read the information included or incorporated by reference under “Risk Factors” and “Cautionary Statements Regarding Certain Forward-Looking Information” in this prospectus supplement, our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 for a description of additional uncertainties associated with our business, results of operations and financial condition and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including risk factors relating to the Merger discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference. As used in this section, “we,” “our,” “us” and the “Company” refer to Great Plains Energy Incorporated and not to any of its subsidiaries.

Risks Related to Our Common Stock

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our board of directors may consider.

The price of our common stock may be volatile. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has historically experienced, and may continue to experience, volatility. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in the documents incorporated by reference herein; variations in our quarterly operating results from our securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

In addition, the sale or availability for sale of substantial amounts of our common stock could adversely impact its price. We have agreed to issue our Series A Preferred, subject to certain conditions, which is expected to be issued upon the consummation of the Merger and will be mandatorily convertible into an aggregate of up to 26,176,950 shares of our common stock, subject to anti-dilution, make-whole and other adjustments, which will cause our existing shareholders’ ownership to be diluted. Additionally, in connection with the Merger, up to approximately 45 million shares of our common stock will be issued to the Westar shareholders. Also, concurrently with this offering of common stock, we are offering, by means of a separate prospectus supplement, 15,000,000 depositary shares representing ownership interests in our Series B Preferred (or 17,250,000 depositary shares if the underwriters of that offering exercise in full their option to purchase additional depositary shares). The shares of our Series B Preferred represented by the depositary shares that are expected to be issued in the concurrent offering will be mandatorily convertible into an aggregate of up to 28,356,000 shares of our common stock (or up to 32,609,400 shares of our common stock if the underwriters of that offering exercise in full their option to purchase additional depositary shares), in each case, subject to anti-dilution, make-whole and other adjustments, which will also cause our existing shareholders’ ownership to be diluted. See “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger” and “Concurrent Offering of Depositary Shares.”

As of September 26, 2016, we had outstanding approximately 154,795,018 shares of our common stock. We also had outstanding approximately 625,100 performance shares as of September 26, 2016, under which up to 1,250,200 shares of common stock could be issued, depending upon achievement of specified goals, and approximately 127,105 director deferred share units.

We have not determined whether we are a U.S. real property holding corporation.

We have not determined whether we are a U.S. real property holding corporation (“USRPHC”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”). We can give no assurance that we are not or will not become one in the future. If we are or become a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder (as defined in “Material U.S. Federal Tax Considerations to Non-U.S. Holders”) will be subject to U.S. federal net income tax on a disposition of our common stock only if the Non-U.S. Holder actually or constructively holds or held, at any time during the Testing Period (as defined in “Material U.S. Federal Tax Considerations to Non-U.S. Holders—Gain on Disposition of Common Stock”) more than 5% of our common stock. If gain on the sale or other taxable disposition of our common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of our common stock and generally would be required to file a U.S. federal income tax return, and (and, if it was not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale. Also, if we are or become a USRPHC, we may be required to withhold at least 15% of any distributions that constitute a return of capital if our common stock is not “regularly traded on an established securities market” or if the Non-U.S. Holder actually or constructively holds or held, at any time during the Testing Period, more than 5% of our common stock. See “Material U.S. Federal Tax Considerations to Non-U.S. Holders.”

We expect that we will need to raise additional capital, and raising additional funds by issuing additional equity securities or with additional debt financing may cause dilution to existing stockholders or restrict our operations.

We expect that we will need to raise additional capital in the future, including the additional equity and debt securities planned to finance the Merger. See “— Recent Developments — Sources and Uses.” We may raise additional funds through public or private equity or debt offerings or other financings. Additional issuance of equity securities, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, could dilute the value of shares of our common stock and cause the market price of our common stock to decline, including by:

•

investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of our Series A Preferred and Series B Preferred;

•	possible sales of our common stock by investors who view the depositary shares as a more attractive means of equity participation in us than owning shares of our common stock; and

•	hedging or arbitrage trading activity that may develop involving the depositary shares and our common stock.

Any new debt financing we enter into may involve covenants that restrict our operations more than our current outstanding debt and credit facilities. These restrictive covenants could include limitations on additional borrowings, specific restrictions on the use of our assets as well as prohibitions or limitations on our ability to create liens, pay dividends, receive distributions from our subsidiaries, redeem our stock or make investments. These factors could hinder our access to capital markets and limit or delay our ability to carry out our capital expenditure program.

Our ability to declare and pay dividends on our common stock may be limited.

Our declaration and payment of dividends on our common stock in the future will be determined by our board of directors in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors. Our ability to declare and pay dividends and make other distributions with respect to our capital stock, including our common stock, may be restricted by the terms of financing arrangements that we enter into in the future. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the shares of our common stock, we may be unable to declare and pay dividends in cash on the shares of our common stock unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under Missouri law, our board of directors may only declare and pay dividends on shares of our capital stock at a time when our net assets are not less than (or such dividend payment would not reduce our net assets below) our “stated capital” (which is the sum of the par value of all shares then issued having a par value, plus the consideration received by us for all shares then issued without par value (except as may have been allocated otherwise than to stated capital in a manner permitted by law), plus such other amounts as may have been transferred to our stated capital amount less such formal reductions from said sum as may have been effected in a manner permitted by Missouri law). Further, even if we are permitted under our contractual obligations and Missouri law to declare and pay cash dividends on the shares of our common stock, we may not have sufficient cash to declare and pay dividends in cash on the shares of our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds from our sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses, to be approximately $1.35 billion (or approximately $1.55 billion if the underwriters of this offering exercise in full their option to purchase additional shares).

In addition, we expect to receive net proceeds, after deducting the underwriting discount and estimated offering expenses, of approximately $727 million from the concurrent offering (or approximately $836 million if the underwriters of that offering exercise in full their option to purchase additional depositary shares).

We intend to use the net proceeds from both of these offerings to finance a portion of the Cash Consideration for the Merger. See “Prospectus Supplement Summary — Recent Developments — Pending Westar Merger” and “— Sources and Uses.” Pending any specific application, we may use a portion of the net proceeds to repay short-term indebtedness associated with transaction expenses related to the Merger, deposit proceeds in our FERC-approved money pool and invest in short-term marketable securities. As of September 26, 2016, our outstanding short-term indebtedness, including current maturities of long-term debt, was approximately $853.6 million with a weighted average interest rate of approximately 3.25%.

This offering of common stock is not contingent upon the concurrent offering, and the concurrent offering is not contingent upon the offering of common stock hereunder. Neither this offering nor the concurrent offering is conditioned on the consummation of the Merger, and there can be no assurance that the Merger will be consummated on the terms described herein or at all. If the Merger is not consummated, we intend to use the net proceeds of this offering and the net proceeds of the concurrent offering, net of certain fees and expenses and net of the aggregate redemption amount paid in cash if we choose to exercise our acquisition termination option to redeem all of the mandatory convertible preferred stock issued in the concurrent offering, pay fees due under the Merger Agreement, if any, and for general corporate purposes, which may include debt repayment or capital expenditures.

CONCURRENT OFFERING OF DEPOSITARY SHARES

Concurrently with this offering of common stock, we are offering, by means of a separate prospectus supplement, 15,000,000 depositary shares, each representing a 1/20th ownership interest in a share of our Series B Preferred (or 17,250,000 depositary shares if the underwriters of that offering exercise in full their option to purchase additional depositary shares). The shares of our Series B Preferred represented by the depositary shares will be mandatorily convertible into an aggregate of up to 28,356,000 shares of our common stock (or up to 32,609,400 shares of our common stock if the underwriters in that offering exercise in full their option to purchase additional depositary shares), in each case, subject to anti-dilution, make-whole and other adjustments. This offering of common stock and the concurrent offering are not contingent on one another.

We estimate that our net proceeds from our sale of depositary shares in the concurrent offering will be approximately $727 million, after deducting the underwriting discount and estimated offering expenses (or approximately $836 million if the underwriters of that offering exercise in full their option to purchase additional depositary shares).

Our common stock will rank junior to the Series B Preferred with respect to the payment of dividends and amounts payable in the event of our liquidation, dissolution or winding up. No dividends may be declared or paid on our common stock unless full cumulative dividends have been paid or set aside for payment on all outstanding Series B Preferred for all periods during which dividends have accumulated. Likewise, in the event of our bankruptcy, liquidation, dissolution or winding up, no distribution of our assets may be made to holders of our common stock until we have paid to holders of the Series B Preferred a liquidation preference equal to $1,000 per share plus accumulated and unpaid dividends.

Because the closing of this offering is not contingent upon the closing of the concurrent offering, you should not assume that the sale of the depositary shares will take place.

CAPITALIZATION AND SHORT-TERM DEBT

The following table sets forth our consolidated capitalization and short-term debt as of June 30, 2016:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale of both our common stock offered hereby and the depositary shares in the concurrent offering (assuming, in each case, the underwriters’ option to purchase additional shares is not exercised) and, in each case, the application of the gross proceeds as described under “Use of Proceeds” above; and

•

as further adjusted to give effect to the issuance and sale of other planned equity and debt securities, including our Series A Preferred, to finance a portion of the Merger as described under “Prospectus Supplement Summary — Recent Developments — Sources and Uses” above.

Because the closing of this common stock offering is not contingent upon the closing of the concurrent offering or the completion of the Merger, you should not assume that the sale of our depositary shares, as reflected in the second column below, or the other Merger-related financings, as reflected in the third column below, will take place. See “Concurrent Offering of Depositary Shares” in this prospectus supplement. This table should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	June 30, 2016
	Actual	As Adjusted for the Common Stock and Depositary Shares Offerings	As Further Adjusted for the Other Merger- Related Financings
	(in millions)
Short-term debt (includes current maturities)	$839.2	$839.2	$839.2

Long-term debt:
Total consolidated KCP&L long-term debt	$2,580.4	$2,580.4	$2,580.4
Total consolidated GMO long-term debt	446.6	446.6	446.6
Total Great Plains Energy long-term debt	737.5	737.5	5,152.5
Unamortized discount and premium, net and debt issuance costs	(18.4)	(18.4)	(49.0)

Total debt	$3,746.1	$3,746.1	$8,130.5
Less current debt	(251.1)	(251.1)	(251.1)

Total long-term debt	$3,495.0	$3,495.0	$7,879.4

	June 30, 2016
	Actual	As Adjusted for the Common Stock and Depositary Shares Offerings	As Further Adjusted for the Other Merger- Related Financings
	($ in millions)
Shareholders’ equity:
Total common shareholders’ equity(1)(2)	$3,646.4	$4,995.4	$5,197.8
Total preferred shareholders’ equity(2)(3)	39.0	766.0	1,486.0

Total shareholders’ equity	$3,685.4	$5,761.4	$6,683.8

Total capitalization and short-term debt	$8,019.6	$10,095.6	$15,402.4

(1)	The number of shares of our common stock to be outstanding after this offering excludes (i) 1,377,305 shares issuable upon the conversion of deferred share units and the settlement of performance share awards (assuming full satisfaction of the applicable service conditions and maximum attainment of the applicable performance goals as of September 26, 2016), (ii) up to 26,176,950 shares initially issuable upon conversion of our Series A Preferred and (iii) up to 28,356,000 shares issuable upon conversion of the Series B Preferred represented by our depositary shares to be issued and sold in the concurrent offering (assuming the underwriters of the concurrent offering do not exercise their option to purchase additional depositary shares), in each case, subject to anti-dilution, make-whole and other adjustments. See “Prospectus Supplement Summary —Recent Developments — Pending Westar Merger” and “Concurrent Offering of Depositary Shares.”
(2)	Based on the net proceeds of approximately $1.35 billion from this offering of our common stock and approximately $727.0 million from the concurrent offering after deducting the underwriting discount and estimated expenses of the offerings, assuming the underwriters do not exercise their option to purchase additional shares in each offering.
(3)	On August 10, 2016, we redeemed all outstanding shares of our (i) 3.80% Cumulative Preferred Stock, (ii) 4.50% Cumulative Preferred Stock, (iii) 4.20% Cumulative Preferred Stock and (iv) 4.35% Cumulative Preferred Stock.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “GXP.” The following table sets forth the high and low sale prices, as reported in the consolidated transaction reporting system and adjusted for historical stock dividends and dividends declared per share of our common stock. As of September 26, 2016, there were 154,795,018 shares of our common stock outstanding.

	Common Stock(a)		Dividends Declared on Common Stock
Calendar Year:	High	Low
2014:
First Quarter	$27.04	$23.85	$0.23
Second Quarter	27.22	25.02	0.23
Third Quarter	26.80	24.17	0.23
Fourth Quarter	29.38	24.21	0.245

2015:
First Quarter	$30.06	$25.80	$0.245
Second Quarter	27.52	24.16	0.245
Third Quarter	27.35	24.21	0.245
Fourth Quarter	28.02	25.74	0.2625

2016:
First Quarter	$32.26	$26.34	$0.2625
Second Quarter	32.68	28.35	0.2625
Third Quarter (through September 27, 2016)	31.22	26.53	0.2625

(a)	Based on closing stock prices.

On September 27, 2016, the last reported sale price of our common stock in the consolidated transaction reporting system was $27.16. As of September 27, 2016, there were approximately 15,192 holders of record of our common stock.

In August 2016, our board of directors declared a dividend of $0.2625 per share payable on September 20, 2016 to shareholders of record as of August 29, 2016.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following summary describes material U.S. federal income and certain U.S. estate tax considerations of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) as of the date hereof. This summary is included herein for general information purposes only and does not address all aspects of U.S. federal income and estate taxes, the effect of federal alternative minimum tax or Medicare contribution tax, or any foreign, state and local tax consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” entities entitled to the benefits of section 892 of the Code, corporations that accumulate earnings to avoid U.S. federal income tax, broker-dealers, traders in securities, pass-through entities or Non-U.S. Holders that hold the common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. This discussion is limited to Non-U.S. Holders that acquire our common stock pursuant to this offering and that hold our common stock as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment purposes).

If a partnership (or other entity treated as a partnership or a pass-through entity for U.S. federal income tax purposes) holds our common stock, the U.S. federal tax treatment of a partner (or other equity holder of such entity) will generally depend on the status of the partner (or other equity holder of such entity) and the activities of the partnership (or such other entity). These persons should consult their tax advisors.

As used herein, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a “Non-U.S. Holder” is a beneficial owner of our common stock (other than a partnership or an entity treated as a partnership or a pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of our common stock. Persons considering the purchase, ownership or disposition of common stock should consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, the effect of any change in applicable tax law, and their entitlement to benefits under an applicable tax treaty.

Distributions

Distributions of cash or other property on our common stock (including constructive distributions resulting from a failure to make certain adjustments on the Series B Preferred issued in the concurrent offering) will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will constitute a return of capital and first reduce the Non-U.S. Holder’s basis in its common stock, but not below zero, and then will be treated as gain from the sale of stock.

Subject to the discussions below on backup withholding and the Foreign Account Tax Compliance Act, dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States, and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of a Non-U.S. Holder, are not subject to U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate tax rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a corporate Non-U.S. Holder may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

If we are or become a “U.S. real property holding corporation” (“USRPHC”), within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”), we may be required to withhold at least 15% of any distributions that constitute a return of capital if our common stock is not “regularly traded on an established securities market” or if the Non-U.S. Holder actually or constructively holds or held, at any time during the Testing Period (as defined below) more than 5% of our common stock.

A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty (including any applicable reduction in withholding tax rate), and avoid U.S. federal backup withholding as discussed below for dividends paid on our common stock will be required, prior to the payment of dividends (a) to provide a properly completed IRS Form W-8BEN or Form W-8BEN-E (or applicable successor form) and certify under penalties of perjury that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. Non-U.S. Holders may be required to periodically update their IRS Form W-8.

A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Because constructive distributions would not give rise to any cash from which applicable withholding tax could be satisfied, we (or an applicable withholding agent) will withhold the U.S. federal tax on such distributions from any cash or proceeds otherwise payable to a Non-U.S. Holder.

Gain on Disposition of Common Stock

Subject to the discussions below on backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock (including gain arising from distributions that are not dividends) unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) our common stock constitutes a “U.S. real property interest” (“USRPI”) by reason of our status as a USRPHC for U.S. federal income tax purposes at any time during the shorter of (a) the period during which the Non-U.S. Holder holds our common stock or (b) the 5-year period ending on the date the Non-U.S. Holder disposes of our common stock (the “Testing Period”).

A Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale at the applicable graduated U.S. federal income tax rates, and, if it is a corporation, may also be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax (unless an applicable income tax treaty provides for an exemption or a lower rate) on the gain derived from the sale, which tax may be offset by certain U.S. source capital losses (even though the individual is not considered a resident of the United States).

With respect to clause (iii) above, we have not determined whether we are a USRPHC. We can give no assurance that we are not or will not become one in the future. If we are or become a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a Non-U.S. Holder will be subject to

U.S. federal net income tax on a disposition of our common stock only if the Non-U.S. Holder actually or constructively holds or held, at any time during the Testing Period, more than 5% of our common stock. If gain on the sale or other taxable disposition of our common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of our common stock and generally would be required to file a U.S. federal income tax return, and (and, if it was not then publicly traded, and certain other conditions were met) a 15% withholding tax would apply to the gross proceeds from such sale.

Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of distributions paid to such holder (whether or not the distribution represents taxable dividend income), including the amount of any dividends, the name and address of the recipient, and the amount of any tax withheld with respect to such dividends. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or information exchange agreement.

A Non-U.S. Holder will be subject to backup withholding (currently, at a rate of 28%) and additional information reporting on reportable payments unless applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of common stock within the United States or conducted through U.S.-related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act provisions of the Code and related IRS guidance (“FATCA”), a U.S. federal withholding tax of 30% will be imposed on certain payments (which currently include dividends on our common stock and will include gross proceeds from the sale or other disposition of our common stock beginning January 1, 2019) made to a non-United States entity that fails to take required steps to provide information regarding its “United States accounts” or its direct or indirect “substantial United States owners,” as applicable, or to make a required certification that it has no such accounts or owners. We will not be obligated to make any “gross up” or additional payments in respect of amounts withheld on our common stock if we determine that we must so withhold in order to comply with FATCA in respect of the amounts described above. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of our common stock.

Federal Estate Tax

Unless an applicable estate tax or other treaty provides otherwise, shares of our common stock held by an individual who at the time of death is not a citizen or resident of the United States will be included in such holder’s gross estate for U.S. federal estate tax purposes, and, therefore, may be subject to U.S. federal estate tax. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-residents for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, for whom Goldman, Sachs & Co. is acting as representative, have severally agreed to purchase from us, and we have agreed to sell, the following respective numbers of shares of our common stock listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriter	Number of Shares
Goldman, Sachs & Co.	18,410,000
J.P. Morgan Securities LLC	4,791,860
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4,791,860
Barclays Capital Inc.	4,791,860
MUFG Securities Americas Inc. .	4,791,860
Wells Fargo Securities, LLC .	4,791,860
BNP Paribas Securities Corp.	2,819,360
Mizuho Securities USA Inc.	2,819,360
SunTrust Robinson Humphrey, Inc.	2,819,360
BTIG, LLC	883,680
BNY Mellon Capital Markets, LLC	531,260
KeyBanc Capital Markets Inc.	357,680

Total	52,600,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock are subject to the approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of our common stock being offered (other than shares of common stock covered by the option described below) if any are purchased. The underwriting agreement also provides that if one or more underwriters default, the purchase commitments of non-defaulting underwriters may be increased or the offering of the common stock may be terminated.

Concurrently with this offering of our common stock, we are offering, by means of a separate prospectus supplement, 15,000,000 depositary shares representing ownership interests in our Series B Preferred, plus up to an additional 2,250,000 depositary shares if the underwriters of that offering exercise in full their option to purchase additional depositary shares. This offering of our common stock is not contingent upon the concurrent offering, and the concurrent offering is not contingent upon this offering.

We have been advised by the representative that the underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a selling concession of $0.4761 per share. After the initial public offering, the public offering price, concession or any other term of the offering may be changed. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make because of any of those liabilities.

We have granted to the underwriters an option to purchase up to an additional 7,890,000 shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days of the date of this prospectus supplement, with certain limitations. To the extent the option is exercised, each underwriter must purchase a stated amount of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

The underwriting discount is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of our common stock. The underwriting discount is $0.7935 per share. The following table shows the per share and total underwriting discount to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$26.45	$1,391,270,000	$1,599,960,500
Underwriting discount	$0.7935	$41,738,100	$47,998,815
Proceeds, before expenses	$25.6565	$1,349,531,900	$1,551,961,685

We estimate that our total expenses for this offering, net of the underwriting discount, will be approximately $500,000.

We have agreed, except as set forth below, not to sell or transfer any of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed a registration statement related to common stock; or

•

enter into a swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock, whether any such swap or transaction is to be settled by delivery of any common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including convertible preferred stock, purchase contracts and other similar securities.

This agreement does not apply to (1) the common stock offered hereby, (2) the concurrent offering, or the shares of our Series B Preferred represented by the depositary shares, that are expected to be issued in the concurrent offering or the shares of common stock issuable upon conversion of or in connection with any redemption of or dividend payment or make-whole payment in respect of such shares of our Series B Preferred, (3) our Series A Preferred or the shares of our common stock issuable upon conversion of or in connection with any dividend payment or make-whole payment in respect of those shares, (4) common stock or securities convertible into or exchangeable or exercisable for or repayable with common stock issuable upon exercise of an option or warrant or conversion of a security outstanding on the date of this prospectus supplement, (5) shares of our common stock or options for shares of our common stock issued pursuant to or sold in connection with any of our and our subsidiaries’ existing employee benefit plans, long-term incentive plans, dividend reinvestment or direct stock purchase plans, employee savings (401(k)) plans and executive compensation plans (or the filing of a registration statement related to any such plan) and (6) shares of our common stock to be issued to the Westar shareholders in the Merger.

Our directors and certain of our officers have agreed not to sell or transfer any of our common stock for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representative. Specifically, they have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to sell any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	file or cause to be filed a registration statement related to common stock; or

•

enter into a swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of common stock whether any such swap or transaction is to be settled by delivery of common stock, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock.

Notwithstanding the foregoing, this lockup provision will not prohibit our directors and officers from effecting transfer or distributions of shares of common stock (1) as a bona fide gift or gifts or to any family member or to a trust, the beneficiaries of which are exclusively such director or officer or family member of such director or officer, provided that, in the case of any such transfer or distribution, (a) the representative receives a signed lockup agreement from each donee, distributee or transferee, (b) such transfer shall not involve a disposition for value, (c) such transfer or distributions are not required to be reported in any public report or filing with the SEC, or otherwise and (d) such director or officer or donee, distribute or transferee does not otherwise voluntarily effect any public filing or report regarding such transfers or distributions, (2) under a plan established under Rule 10b5-1 under the Exchange Act prior to the date of this prospectus supplement and (3) to satisfy tax withholding obligations of such director or officer relating to an award of common stock received under any of our compensatory plans.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. Each such underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus is available on the Internet web site maintained by each such underwriter. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on each underwriter’s web site is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Goldman, Sachs & Co. is serving as financial advisor to us in connection with the Merger. The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation. Affiliates of certain of the underwriters are lenders under revolving credit agreements entered into separately with Great Plains Energy, KCP&L and GMO. In connection with these arrangements, affiliates of certain of the underwriters acted as lenders and documentation agents. In particular, affiliates of Goldman, Sachs & Co. provided us with the Commitment Letter relating to potential borrowings under the Bridge Facility, a portion of which has been thereafter syndicated to certain affiliates of the other underwriters. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares of our common stock being offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then securities, debentures and units of securities and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Australia

No prospectus, disclosure document, offering material or advertisement in relation to the common stock has been lodged with the Australian Securities and Investments Commission or the Australian Stock Exchange Limited. Accordingly, a person may not (a) make, offer or invite applications for the issue, sale or purchase of common stock within, to or from Australia (including an offer or invitation which is received by a person in Australia) or (b) distribute or publish this prospectus supplement or any other prospectus, disclosure document, offering material or advertisement relating to the common stock in Australia, unless (i) the minimum aggregate consideration payable by each offeree is the U.S. dollar equivalent of at least A$500,000 (disregarding moneys lent by the offeror or its associates) or the offer otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 (CWLTH) of Australia; and (ii) such action complies with all applicable laws and regulations.

Notice to Prospective Investors in Korea

This prospectus supplement should not be construed in any way as our (or any of our affiliates or agents) soliciting investment or offering to sell our securities in the Republic of Korea (“Korea”). We are not making any representation with respect to the eligibility of any recipients of this prospectus supplement to acquire the shares under the laws of Korea, including, without limitation, the Financial Investment Services and Capital Markets Act (the “FSCMA”), the Foreign Exchange Transaction Act (the “FETA”), and any regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea in any way pursuant to the FSCMA, and the shares may not be offered, sold or delivered, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea. Furthermore, the shares may not be resold to any Korean resident unless such Korean resident as the purchaser of the resold shares complies with all applicable regulatory requirements (including, without limitation, reporting or approval requirements under the FETA and regulations thereunder) relating to the purchase of the resold shares.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth in this prospectus supplement and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of our common stock will be passed upon for us by Heather A. Humphrey, our General Counsel and Senior Vice President — Corporate Services, and Hunton & Williams LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters.

At September 1, 2016, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on September 27, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

GREAT PLAINS ENERGY INCORPORATED

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preference Stock

Depositary Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

Great Plains Energy Incorporated (“Great Plains Energy”) may offer and sell, from time to time, these securities in one or more offerings. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements before you invest in these securities.

The common stock of Great Plains Energy Incorporated is listed on The New York Stock Exchange under the symbol “GXP.”

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105 and our telephone number is (816) 556-2200.

Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 5 of this prospectus.

We may offer and sell these securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We will set forth in the related prospectus supplement the specific terms of the plan of distribution, including the name of the underwriters, dealers or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using this process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: senior debt securities or subordinated debt securities, each of which may be convertible into our common stock, common stock, preference stock, depositary shares, stock purchase contracts and stock purchase units. We may also offer warrants to purchase shares of our common stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific terms of that offering. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Therefore, for a complete understanding of our securities being offered, we urge you to read carefully the registration statement (including the exhibits thereto), this prospectus and any prospectus supplement accompanying this prospectus, together with the information incorporated herein by reference under “Where You Can Find More Information,” before deciding whether to invest in any of our securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, or in any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information and neither we nor the underwriters of any offering of securities will authorize anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “Great Plains Energy,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Great Plains Energy Incorporated and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential” or “continue.” Forward-looking statements include, but are not limited to, statements relating to Great Plains Energy’s proposed acquisition of Westar Energy, Inc. (“Westar”), the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. These forward-looking statements are based on assumptions, expectations and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus, in any prospectus supplement, and in our other filings with the SEC. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	future economic conditions in regional, national and international markets and their effects on sales, prices and costs;

•	prices and availability of electricity in regional and national wholesale markets;

•	market perception of the energy industry and the Company;

•	changes in business strategy, operations or development plans;

•	the outcome of contract negotiations for goods and services;

•	effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry;

•	decisions of regulators regarding rates the Company can charge for electricity;

•	adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality;

•	financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs;

•	impairments of long-lived assets or goodwill;

•	credit ratings;

•	inflation rates;

•	effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments;

•	impact of terrorist acts, including, but not limited to, cyber terrorism;

•	ability to carry out marketing and sales plans;

•	weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs;

•	cost, availability, quality and deliverability of fuel;

•	the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results;

•	ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages;

•	delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects;

•	Great Plains Energy’s ability to successfully manage transmission joint ventures or to integrate or restructure the transmission joint ventures of Westar;

•	the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks;

•	workforce risks including, but not limited to, increased costs of retirement, health care and other benefits;

•	the ability of Great Plains Energy to obtain the regulatory approvals necessary to complete the anticipated acquisition of Westar;

•	the risk that a condition to the closing of the anticipated acquisition of Westar or the committed debt or equity financing may not be satisfied or that the anticipated acquisition may fail to close;

•	the failure to obtain, or to obtain on favorable terms, any equity, debt or equity-linked financing necessary to complete or permanently finance the anticipated acquisition of Westar and the costs of such financing;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated acquisition of Westar;

•	the costs incurred to consummate the anticipated acquisition of Westar;

•	the possibility that the expected value creation from the anticipated acquisition of Westar will not be realized, or will not be realized within the expected time period;

•	the credit ratings of Great Plains Energy following the anticipated acquisition of Westar;

•	disruption from the anticipated acquisition of Westar making it more difficult to maintain relationships with customers, employees, regulators or suppliers and the diversion of management time and attention on the proposed transactions; and

•	other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of our pending acquisition of Westar and the other risk factors discussed under Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is incorporated by reference.

GREAT PLAINS ENERGY INCORPORATED

Great Plains Energy Incorporated, a Missouri corporation incorporated in 2001 and headquartered in Kansas City, Missouri, is a public utility holding company and does not own or operate any significant assets other than the stock of its subsidiaries. Our wholly-owned direct subsidiaries with significant operations or active subsidiaries are as follows:

•	Kansas City Power & Light Company (“KCP&L”) is an integrated, regulated electric utility that provides electricity to customers primarily in the states of Missouri and Kansas. KCP&L has one active wholly-owned subsidiary, Kansas City Power & Light Receivables Company.

•	KCP&L Greater Missouri Operations Company (“GMO”) is an integrated, regulated electric utility that primarily provides electricity to customers in the state of Missouri. GMO also provides regulated steam service to certain customers in the St. Joseph, Missouri area. GMO has two active wholly-owned subsidiaries, GMO Receivables Company and MPS Merchant Services, Inc. (“MPS Merchant”). MPS Merchant has certain long-term natural gas contracts remaining from its former non-regulated trading operations.

•	GPE Transmission Holding Company, LLC owns 13.5 percent of Transource Energy, LLC, a company focused on the development of competitive electric transmission projects.

Our principal executive offices are located at 1200 Main Street, Kansas City, Missouri 64105, and our telephone number is (816) 556-2200.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	any prospectus supplement relating to any securities we are offering;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, which are incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year to Date June 30,	Fiscal Years Ended December 31,
2016	2015	2014	2013	2012	2011
1.45	2.58	2.72	2.75	2.31	2.03

For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of income before deducting net provisions for income taxes, equity investment income and losses, and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of lease payments and rentals.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The ratio of earnings to fixed charges presented above does not differ materially from the ratio of earnings to combined fixed charges and preferred dividends for any of the periods reflected above.

As of the date of this prospectus, we have not issued any preference stock. If we do so in the future, we will include or incorporate by reference ratios of earnings to combined fixed charges and preference dividends for the applicable periods in addition to the ratio of earnings to fixed charges.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the issuance of any of the offered securities for general corporate purposes, including, among others:

•	repayment of debt;

•	repurchase, retirement or refinancing of other securities;

•	funding of construction expenditures;

•	investments in subsidiaries; and

•	acquisitions.

Pending such uses, we may also invest the proceeds in certificates of deposit, United States government securities or certain other short-term interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

General

The senior debt securities and the subordinated debt securities, which we refer to collectively as the debt securities, will represent unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. We may issue one or more series of debt securities directly to the public or as part of a stock purchase unit from time to time. We expect that each series of senior debt securities or subordinated debt securities will be issued as a new series of debt securities under one of two separate indentures, as each may be amended or supplemented from time to time. We will issue the senior debt securities in one or more series under the senior indenture, dated as of June 1, 2004, that we entered into with The Bank of New York Mellon Trust Company, N.A., as successor trustee. We will issue the subordinated debt securities in one or more series under the subordinated indenture, dated as of May 18, 2009, that we entered into with The Bank of New York Mellon Trust Company, N.A., as trustee. The senior indenture, the subordinated indenture and the form of any supplemental indenture or other instrument establishing the debt securities of a particular series are filed as exhibits to, or will be subsequently incorporated by reference in, the registration statement of which this prospectus is a part. Each indenture has been qualified under the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the senior indenture, the subordinated indenture and the applicable debt securities do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior indenture or the subordinated indenture, as the case may be, and the applicable debt securities. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus.

We may authorize the issuance and provide for the terms of a series of debt securities by or pursuant to a resolution of our Board of Directors or any duly authorized committee thereof or pursuant to a supplemental indenture or to a company order, as described in the indentures. There will be no requirement under either the senior indenture or the subordinated indenture that our future issuances of debt securities be issued exclusively under either indenture. We will be free to employ other indentures or documentation containing provisions different from those included in either indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The senior indenture and the subordinated indenture will provide that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates, may bear interest at differing rates and may have other differing terms and conditions, as described below. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the senior debt securities or the subordinated debt securities of that series, as the case may be, for issuances of additional senior debt securities or subordinated debt securities of that series, as applicable. One or more series of the debt securities may be issued with the same or various maturities at par, above par or at a discount. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto. Unless otherwise described in the applicable prospectus supplement, neither indenture described above will limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur. Both indentures will also permit us to merge or consolidate or to transfer our assets, subject to certain conditions (see “—Consolidation, Merger and Sale or Disposition of Assets” below).

Ranking

The debt securities will be direct unsecured obligations of Great Plains Energy Incorporated exclusively, and not the obligation of any of our subsidiaries. The senior debt securities will rank equally with all of Great Plains Energy Incorporated’s unsecured and unsubordinated debt and the subordinated debt securities will be junior in right of payment to our Senior Indebtedness (including senior debt securities), as described under the heading “—Subordination.” At June 30, 2016, Great Plains Energy Incorporated had approximately $1,143.4 million of outstanding Senior Indebtedness (as defined below) (including guarantees of $331.9 million of GMO indebtedness).

Great Plains Energy Incorporated is a holding company that derives substantially all of its income from its operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Furthermore, except to the extent we have a priority or equal claim against our subsidiaries as a creditor, the debt securities will be effectively subordinated to debt at the subsidiary level because, as the common shareholder of our subsidiaries, we will be subject to the prior claims of creditors of our subsidiaries. At June 30, 2016, our subsidiaries had approximately $3,367.4 million of aggregate outstanding debt (including debt guaranteed by Great Plains Energy Incorporated).

Provisions of a Particular Series

The prospectus supplement applicable to each issuance of debt securities will specify, among other things:

•	the title and any limitation on aggregate principal amount of the debt securities;

•	the original issue date of the debt securities;

•	the date or dates on which the principal of any of the debt securities is payable;

•	the fixed or variable interest rate or rates, or method of calculation of such rate or rates, for the debt securities, and the date from which interest will accrue;

•	the terms, if any, regarding the optional or mandatory redemption of any debt securities, including the redemption date or dates, if any, and the price or prices applicable to such redemption;

•	the denominations in which such debt securities will be issuable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities may be repaid, in whole or in part, at the option of the holder thereof;

•	our obligation, if any, to redeem, purchase, or repay the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities shall be redeemed, purchased, or repaid pursuant to such obligation;

•	whether the debt securities are to be issued in whole or in part in the form of one of more global securities and, if so, the identity of the depository for such global security or global securities;

•	the place or places where the principal of, and premium, if any, and interest, if any, shall be payable;

•	any addition, deletion or modification to the events of default applicable to that series of debt securities and the covenants for the benefit of the holders of that series;

•	any restrictions on the declaration of dividends or the requirement to maintain certain asset ratios or the creation and maintenance of reserves;

•	any remarketing features of the debt securities;

•	any collateral, security, assurance, or guarantee for the debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

•	the securities exchange(s), if any, on which the debt securities will be listed;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other securities;

•	any interest deferral or extension provisions;

•	the applicability of or any change in the subordination provisions for a series of debt securities;

•	the terms of any warrants we may issue to purchase debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below.

In the event:

•	of any bankruptcy, insolvency, receivership or other similar proceedings or any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, of Great Plains Energy Incorporated,

•	that a default shall have occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Senior Indebtedness, and such default continues beyond any applicable grace period and shall not have been cured, waived or ceased to exist, or

•	any other default has occurred and continues without cure or waiver (after the expiration of any applicable grace period) pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness, then all Senior Indebtedness must be paid, or provision for such payment be made, in full before the holders of the subordinated debt securities are entitled to receive or retain any payment (including redemption and sinking fund payments).

In addition, upon the maturity of the principal of any Senior Indebtedness by lapse of time, acceleration or otherwise, all matured principal of and interest and premium, if any, on such Senior Indebtedness, must be paid in full before any payment of principal of, or premium, if any, or interest on, the subordinated debt securities may be made or before any subordinated debt securities can be acquired by Great Plains Energy Incorporated.

Upon the payment in full of all Senior Indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the subordinated debt securities are paid in full. If provided in the applicable prospectus supplement, limited subordination periods may apply in the event of non-payment defaults relating to Senior Indebtedness in situations where there has not been an acceleration of Senior Indebtedness.

As defined in the subordinated indenture, the term “Senior Indebtedness” means:

(1) obligations (other than non-recourse obligations, the indebtedness issued under, and subject to the subordination provisions of, the subordinated indenture and other obligations which are either effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) of, or guaranteed (except to the extent our payment obligations under any such guarantee are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities) or assumed by, us for

•	borrowed money (including both senior and subordinated indebtedness for borrowed money (other than the subordinated debt securities and other indebtedness which is effectively by its terms or expressly made subordinate to or pari passu with the subordinated debt securities)); or

•	the payment of money relating to any lease which is capitalized on our balance sheet in accordance with generally accepted accounting principles as in effect from time to time;

(2) indebtedness evidenced by bonds, debentures, notes or other similar instruments issued by us (other than such instruments that are effectively by their terms or expressly made subordinate to or pari passu with the subordinated debt securities), and in each case, amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligations with Senior Indebtedness, whether existing as of the date of the subordinated indenture or subsequently incurred by us.

However, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness.

The subordinated indenture will not limit the aggregate amount of Senior Indebtedness that we may issue. At June 30, 2016, the outstanding Senior Indebtedness of Great Plains Energy Incorporated totaled approximately $1,143.4 million (including guarantees of $331.9 million of GMO indebtedness).

Registration, Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons, as described under “Book-Entry System.” The global securities will be registered in the name of a depository, or its nominee, and deposited with, or on behalf of, the depository. Except in the circumstances described under “Book-Entry System,” owners of beneficial interests in a global security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the registered holders thereof under the applicable indenture.

Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Subject to the terms of the applicable indenture and the limitations applicable to global securities, debt securities may be presented for exchange or registration of transfer duly endorsed or accompanied by a duly executed instrument of transfer at the office of any transfer agent we may designate for such purpose, without service charge but upon payment of any taxes and other governmental charges, and upon satisfaction of such other reasonable requirements as are described in the applicable indenture.

Unless otherwise indicated in the applicable prospectus supplement, the transfer agent will be the trustee under the applicable indenture. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Payment and Paying Agents

Principal of and interest and premium, if any, on debt securities issued in the form of global securities will be paid in the manner described under “Book-Entry System” or as otherwise set forth in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on debt securities of a particular series in the form of certificated securities will be payable at the office of the applicable trustee or at the authorized office of any paying agent or paying agents upon presentation and surrender of such debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement, interest on the debt securities of a particular series, other than interest at maturity, that are in the form of certificated securities will be paid by check payable in clearinghouse funds mailed to the person entitled thereto at such person’s address as it appears on the register for such debt securities maintained by the applicable trustee. All monies we pay to a trustee or a paying agent for the payment of the principal of, and premium or interest, if any, on, any debt security which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof. However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Redemption

Any terms for the optional or mandatory redemption of the debt securities will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, debt securities that are redeemable by us will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by the trustee in such manner as it shall deem fair and appropriate.

Any notice of redemption at our option may state that such redemption will be conditional upon receipt by the trustee or the paying agent or agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest on, such debt securities and that if such money has not been so received, such notice will be of no force and effect and we will not be required to redeem such debt securities.

Consolidation, Merger and Sale or Disposition of Assets

We may, without the consent of the holders of any debt securities, consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of our properties as or substantially as an entirety to any person, provided that:

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition is a corporation or person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•	the successor or transferee corporation or the person which receives such properties pursuant to such sale, transfer or other disposition assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest, if any, on all the debt securities outstanding under each indenture and the performance of every covenant of each indenture to be performed or observed by us;

•	we have delivered to the trustee for such debt securities an officer’s certificate and an opinion of counsel as will be provided in each of the indentures; and

•	immediately after giving effect to the transaction, no event of default (see “—Events of Default” below) or event that, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any such consolidation, merger, sale, transfer or other disposition of our properties (except transfers related to a lease of our properties) as or substantially as an entirety, the successor corporation formed by such consolidation or into which we are merged or the person to which such sale, transfer or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the applicable indenture with the same effect as if such successor corporation or person had been named as us therein, and we will be released from all obligations under the applicable indenture.

Modification

Without the consent of any holder of debt securities, the trustee for such debt securities and we may enter into one or more supplemental indentures for any of the following purposes:

•	to supply omissions, cure any ambiguity or inconsistency or correct or supplement any defective or inconsistent provision, which actions, in each case, are not inconsistent with the applicable indenture or prejudicial to the interests of the holders of debt securities of any series in any material respect;

•	to change or eliminate any provision of the applicable indenture, provided that any such change or elimination will become effective with respect to such series only when there is no debt security of such series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision, or such change or elimination is applicable only to debt securities of such series issued after the effective date of such change or elimination;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to evidence the assumption of our covenants in the applicable indenture and the debt securities by any permitted successor;

•	to grant to or confer upon the trustee for any debt securities, for the benefit of the holders of such debt securities, any additional rights, remedies, powers or authority;

•	to permit the trustee for any debt securities to comply with any duties imposed upon it by law;

•	to specify further the duties and responsibilities of, and to define further the relationship among, the trustee for any debt securities, any authenticating agent and any paying agent, and to evidence the succession of a successor trustee as permitted under the applicable indenture;

•	in the case of the subordinated indenture and in connection with the appointment of a successor trustee with respect to the debt securities of one or more (but not all) series, to add to or change any provisions of the subordinated indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee pursuant to the subordinated indenture;

•	to add to our covenants for the benefit of the holders of all or any series of outstanding debt securities, to add to the security of all debt securities, to surrender any right or power conferred upon us by the applicable indenture or to add any additional events of default with respect to all or any series of outstanding debt securities; and

•	to make any other change that is not prejudicial to the holders of any debt securities.

The senior indenture provides that, except as provided above, the consent of the holders of a majority in aggregate principal amount of the senior debt securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the senior indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the senior debt securities; provided, however, that if less than all of the series of senior debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding senior debt securities of all series so directly affected, considered as one class, will be required.

The subordinated indenture provides that, except as provided above, the consent of the holders of (i) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are subject to the subordination provision of the subordinated indenture, considered as one class and (ii) a majority in aggregate principal amount of debt securities of all series then outstanding under the subordinated indenture that are not subject to the subordination provision of the subordinated indenture, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the subordinated indenture pursuant to one or more supplemental indentures or of modifying or waiving in any manner the rights of the holders of the debt securities issued under the subordinated indenture; provided, however, that if less than all series of debt securities outstanding under the subordinated indenture are directly affected by a proposed supplemental indenture, then the consent only of the holders of (i) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are subject to the subordination provisions of the subordinated indenture, considered as one class, and (ii) a majority in aggregate principal amount of outstanding debt securities issued under the subordinated indenture of all series so directly affected that are not subject to the subordination provisions of the subordinated indenture, considered as one class, will be required.

Notwithstanding the foregoing, no such amendment or modification may, without the consent of each holder of outstanding debt securities affected thereby:

•	change the maturity date of the principal of any debt security;

•	reduce the principal amount of, or premium payable on, any debt security;

•	reduce the rate of interest or change the method of calculating such rate, or extend the time of payment of interest, on any debt security;

•	change the coin or currency of any payment of principal of, or any premium or interest on, any debt security;

•	change the date on which any debt security may be redeemed;

•	adversely affect the rights of a holder to institute suit for the enforcement of any payment of principal of or any premium or interest on any debt security; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to modify or amend the applicable indenture or to waive events of default.

A supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture or any other supplemental indenture which has expressly been included solely for the benefit of one or more series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or provision, will be deemed not to affect the rights under the applicable indenture of the holders of the debt securities of any other series.

Events of Default

Unless specifically deleted in a supplemental indenture or company order under which a series of debt securities is issued, or modified in any such supplemental indenture or company order, each of the following will constitute an event of default under the senior indenture or the subordinated indenture with respect to senior debt securities or subordinated debt securities, as the case may be, of any series:

•	failure to pay principal of or premium, if any, on any debt security of such series, as the case may be, within one day after the same becomes due and payable;

•	failure to pay interest on the debt securities of such series within 30 days after the same becomes due and payable;

•	failure to observe or perform any of our other covenants or agreements in the applicable indenture (other than a covenant or agreement solely for the benefit of one or more series of debt securities other than such series) for 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 33% in aggregate principal amount of the outstanding debt securities of such series;

•	certain events of bankruptcy, insolvency, reorganization, assignment or receivership; or

•	any other event of default specified in the applicable prospectus supplement with respect to debt securities of a particular series.

Additional events of default with respect to a particular series of debt securities may be specified in a supplemental indenture or resolution of the Board of Directors establishing that series.

No event of default with respect to the debt securities of a particular series necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

If an event of default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities under a particular indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, may make such declaration of acceleration and not the holders of the debt securities of any one of such series.

At any time after an acceleration with respect to the debt securities of any series has been declared, but before a judgment or decree for the payment of the money due has been obtained, the event or events of default giving rise to such acceleration will be waived, and the acceleration will be rescinded and annulled, if:

•	we pay or deposit with the trustee for such series a sum sufficient to pay all matured installments of interest on all debt securities of such series, the principal of and premium, if any, on the debt securities of such series which have become due otherwise than by acceleration and interest thereon at the rate or rates specified in such debt securities, interest upon overdue installments of interest at the rate or rates specified in such debt securities, to the extent that payment of such interest is lawful, and all amounts due to the trustee for such series under the applicable indenture; and

•	any other event or events of default with respect to the debt securities of such series, other than the nonpayment of the principal of and accrued interest on the debt securities of such series which has become due solely by such acceleration, have been cured or waived as provided in the applicable indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee generally will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable security or indemnity satisfactory to it. Subject to such provisions for the indemnification of the trustee and certain other limitations contained in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series; provided, however, that if an event of default occurs and is continuing with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all those series, considered as one class, will have the right to make such direction, and not the holders of the debt securities of any one series. Any direction provided by the holders shall not be in conflict with any rule of law or with the senior indenture or the subordinated indenture, as the case may be, and will not involve the trustee in personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate and the trustee may take any other action it deems proper that is not inconsistent with such direction.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default or event of default under the applicable indenture on behalf of all holders of debt securities of that series with respect to the debt securities of that series, except a default in the payment of principal of or any premium or interest on such debt securities. No holder of debt securities of any series may institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless such holder has previously given to the trustee for such series written notice of a continuing event of default with respect to the debt securities of such series, the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for such series to institute such proceeding and have offered reasonable indemnity, and the trustee for such series has failed to institute such proceeding within 60 days after such notice, request and offer. Furthermore, no holder of debt securities of any series will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders of those debt securities.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

The trustee, within 90 days after the occurrence of a default actually known to the trustee with respect to the debt securities of any series, is required to give the holders of the debt securities of that series notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on the debt securities of that series, the trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. We will be required to deliver to the applicable trustee for the debt securities each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, we are in compliance with all conditions and covenants under the applicable indenture, determined without regard to any period of grace or requirement of notice under such indenture.

Conversion Rights

Any resolution of the Board of Directors or supplemental indenture establishing a series of debt securities may provide for conversion rights. We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion rate, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion rate and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Defeasance

Unless the applicable prospectus supplement states otherwise, we may elect either:

(1)	to defease and be discharged from any and all obligations in respect of the debt securities of any series then outstanding under the applicable indenture (except for certain obligations to register the transfer or exchange of the debt securities of such series, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust); or

(2)	to be released from the obligations of the senior indenture with respect to the senior debt securities of any series or the subordinated indenture with respect to the subordinated debt securities of any series under any covenants applicable to the debt securities of such series which are subject to covenant defeasance as described in the applicable indenture, supplemental indenture or other instrument establishing such series.

In the case of either (1) or (2), the following conditions, among others, must be met:

•	we will be required to deposit, in trust, with the applicable trustee money or U.S. government obligations, which through the payment of interest on those obligations and principal of those obligations in accordance with their terms will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent accountants, certified to the applicable trustee in writing), without reinvestment, to pay all the principal of, and premium, if any, and interest on the debt securities of such series on the dates payments are due (which may include one or more redemption dates designated by us),

•	no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the applicable indenture must have occurred and be continuing on the date of the deposit, and 91 days must have passed after the deposit has been made and, during that period, certain events of default must not have occurred and be continuing as of the end of that period,

•	the deposit must not cause the applicable trustee to have any conflicting interest with respect to our other securities,

•	we must have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes (and, in the case of paragraph (1) above, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law) as a result of the deposit or defeasance and will be subject to federal income tax in the same amounts, in the same manner and at the same times as if the deposit and defeasance had not occurred, and

•	we must have delivered an officer’s certificate and an opinion of counsel to the trustee as provided in the applicable indenture.

We may exercise our defeasance option under paragraph (1) with respect to debt securities of any series notwithstanding our prior exercise of our covenant defeasance option under paragraph (2). If we exercise our defeasance option under paragraph (1) for debt securities of any series, payment of the debt securities of such series may not be accelerated because of a subsequent event of default. If we exercise our covenant defeasance option for debt securities of any series, payment of the debt securities of such series may not be accelerated by reference to a subsequent breach of any of the covenants noted under paragraph (2) above. In the event we fail to comply with our remaining obligations with respect to the debt securities of any series under the applicable indenture after exercising our covenant defeasance option and the debt securities of such series are declared due and payable because of the subsequent occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the applicable trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from that event of default. However, we will remain liable for those payments.

Resignation or Removal of Trustee

The trustee may resign at any time upon written notice to us specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor trustee and such specified day. The trustee may be removed at any time with respect to debt securities of any series by an instrument or concurrent instruments in writing filed with the trustee and signed by the holders, or their attorneys-in-fact, of a majority in aggregate principal amount of that series of debt securities then outstanding. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee for Senior Debt Securities and the Subordinated Debt Securities

As of June 30, 2016, The Bank of New York Mellon Trust Company, N.A., which is the trustee under the senior indenture and the subordinated indenture, and its affiliates were the trustees for $737.5 million of our unsecured debt, and $2,180.4 million of KCP&L’s secured and unsecured debt (including Environmental Improvement Revenue debt and Environmental Improvement Revenue Refunding debt issued by certain governmental entities), under several separate indentures. In addition, an affiliate of The Bank of New York Mellon Trust Company, N.A. is one of the lenders under separate credit agreements with us, KCP&L and GMO and is the trustee under a KCP&L nuclear decommissioning fund trust. Affiliates of The Bank of New York Mellon Trust Company, N.A. also perform other services for, and transact other banking business with our affiliates and us in the normal course and may do so in the future. Each indenture will provide that our obligations to compensate the trustee and reimburse the trustee for expenses, disbursements and advances will be secured by a lien prior to that of the applicable debt securities upon the property and funds held or collected by the trustee as such, except funds held in trust for the benefit of the holders of particular debt securities.

Governing Law

The senior indenture is, and any senior debt securities will be, governed by New York law. The subordinated indenture is, and any subordinated debt securities will be, governed by New York law.

DESCRIPTION OF COMMON STOCK

General

The following descriptions of our common stock and the relevant provisions of our Articles of Incorporation, as amended (“Articles of Incorporation”) and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 600,000,000 shares of Common Stock without par value. As discussed below under “Description of Preference Stock,” Great Plains Energy’s authorized capital stock also consists of (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) 11,000,000 shares of Preference Stock without par value. At June 30, 2016, 154,754,049 shares of common stock were outstanding.

Dividend Rights and Limitations

The holders of our common stock are entitled to receive such dividends as our Board of Directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of any outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, voting as a single class, we may not pay or declare any dividends on common stock, other than dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended for such purposes during the 12 months then ended (a) exceeds 50% of net income available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in clauses (a) and (b), would reduce such equity below 25% of total capitalization.

Subject to certain limited exceptions, no dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights

Except as otherwise provided by law and subject to the voting rights of any outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. Cumulative voting means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, if any, is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and

Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights

In the event of any dissolution or liquidation of Great Plains Energy Incorporated, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any sinking fund provisions, redemption provisions or conversion rights.

Transfer Agent and Registrar

Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations with interested shareholders; provided, however, that such 80% voting requirement shall not be applicable if:

•	the business combination shall have been approved by a majority of the continuing directors; or

•	the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

Listing

The common stock of Great Plains Energy Incorporated is listed on the New York Stock Exchange under the symbol “GXP.”

DESCRIPTION OF PREFERENCE STOCK

The following descriptions of our preference stock and the relevant provisions of our Articles of Incorporation are summaries and are qualified by references to our Articles of Incorporation which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part. Great Plains Energy’s authorized capital stock consists of 11,000,000 shares of Preference Stock without par value in addition to (i) 390,000 shares of Cumulative Preferred Stock of the par value of $100, (ii) 1,572,000 shares of Cumulative No Par Preferred Stock without par value, and (iii) the common stock described above under “Description of Common Stock.”

At June 30, 2016, there were no shares of Preference Stock outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our Board of Directors when it is issued.

Shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

•	the distinctive designation of such series and the number of shares of such series;

•	the rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

•	the right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

•	if shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

•	the preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

•	the obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

•	the voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

•	any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preference stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preference stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preference stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preference stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS OR WARRANTS FOR STOCK

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders shares of our common stock at a future date or dates. We may fix the price and the number of shares of common stock subject to the stock purchase contract at the time we issue the stock purchase contracts or we may provide that the price and number of shares of common stock will be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and:

•	our senior debt securities or subordinated debt securities, and/or

•	debt obligations of third parties, including U.S. treasury securities,

securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligation under the original stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements. The description in the applicable prospectus supplement will not contain all of the information you may find useful and reference will be made to the stock purchase contracts or stock purchase units and, if applicable, the collateral or depository arrangement relating to the stock purchase contracts or stock purchase units.

We may also issue warrants to purchase our common stock with the terms of such warrants and any related warrant agreement between us and a warrant agent being described in a prospectus supplement.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global securities will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s or such successor’s procedures, as the case may be.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing

Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on the payable date in accordance with their respective holdings shown on

DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as depository with respect to the global securities at any time by giving reasonable notice to us or the applicable trustee. Under such circumstances, in the event that a successor depository is not obtained, securities certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through dealers or agents to the public or to institutional investors. The prospectus supplement with respect to each series of securities will set forth the specific terms of the offering of such securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities, and the proceeds to us from such sale, any underwriting discounts or agency fees and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such securities may be listed.

If underwriters participate in the sale, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. The specific managing underwriter or underwriters, if any, will be named in the prospectus supplement relating to the particular securities together with the members of the underwriting syndicate, if any.

Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such securities being offered, if any are purchased.

We may sell the securities directly or through agents we designate from time to time. The applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the securities in respect of which such prospectus supplement is delivered and any commissions payable by us to such agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Underwriters and agents may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Underwriters and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue of securities and, other than our common stock, which is listed on The New York Stock Exchange, will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

Legal matters with respect to the securities offered under this prospectus will be passed upon for us by Heather A. Humphrey, General Counsel and Senior Vice President—Corporate Services and Hunton & Williams LLP. Pillsbury Winthrop Shaw Pittman LLP will pass on certain matters for the underwriters, dealers, purchasers, or agents. From time to time, Pillsbury Winthrop Shaw Pittman LLP acts as counsel for our affiliates for various matters. At September 1, 2016, Ms. Humphrey owned beneficially a number of shares of the Company’s common stock, including restricted stock, and performance shares which may be paid in shares of common stock at a later date based on the Company’s performance, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Annual Report on Form 10-K of Great Plains Energy Incorporated and its subsidiaries’ for the year ended December 31, 2015, and the effectiveness of Great Plains Energy Incorporated and subsidiaries internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule, as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014, and 2013, of Westar Energy, Inc. and subsidiaries, which are incorporated in this prospectus by reference from the Current Report on Form 8-K of Great Plains Energy Incorporated filed on September 27, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q listed below have been filed with the SEC on a combined basis by us and one of our subsidiaries, KCP&L. We are only incorporating the information that relates to us and, where required, the information that relates to KCP&L. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 24, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 5, 2016 and August 4, 2016, respectively; and

•	Our Current Reports on Form 8-K dated February 10, 2016 and filed with the SEC on February 16, 2016; May 3, 2016 and filed with the SEC on May 9, 2016; May 29, 2016 and filed with the SEC on May 31, 2016; May 31, 2016 and filed with the SEC on May 31, 2016; June 6, 2016 and filed with the SEC on June 7, 2016; June 13, 2016 and filed with the SEC on June 16, 2016; June 24, 2016 and filed with the SEC on June 24, 2016; July 1, 2016 and filed with the SEC on July 5, 2016; August 25, 2016 and filed with the SEC on August 25, 2016 (but only with respect to Item 8.01); September 9, 2016 and filed with the SEC on September 13, 2016; September 13, 2016 and filed with the SEC on September 19, 2016; September 21, 2016 and filed with the SEC on September 21, 2016; September 26, 2016 and filed with the SEC on September 26, 2016; and September 27, 2016 and filed with the SEC on September 27, 2016.

Our website is www.greatplainsenergy.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1200 Main Street, Kansas City, Missouri 64105 (Telephone No.: 816-556-2200), Attention: Corporate Secretary, or by contacting us on our website.

52,600,000 Shares

Great Plains Energy Incorporated

Common Stock

PROSPECTUS SUPPLEMENT

September 27, 2016

Goldman, Sachs & Co.

BofA Merrill Lynch

J.P. Morgan

Barclays

MUFG

Wells Fargo Securities

BNP PARIBAS

Mizuho Securities

SunTrust Robinson Humphrey

BTIG

BNY Mellon Capital Markets, LLC

KeyBanc Capital Markets